Exhibit 99.1

For Immediate Release

Contacts:
Inspire Pharmaceuticals, Inc.	Noonan/Russo
Jenny Kobin	Mark Vincent (212) 845-4239
Senior Director, Investor Relations
(919) 941-9777 Extension 219

INSPIRE ANNOUNCES PASSING OF CHAIRMAN, DR. LEIGH THOMPSON

DURHAM, NC – February 15, 2005 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced the death of the Chairman of its Board of Directors, Leigh Thompson, M.D., Ph.D., D.Sc., following a chronic illness.

Kenneth B. Lee, Jr., Vice Chairman of the Board, is serving as interim Chairman of the Board, until the Board appoints a permanent Chairman.

Christy L. Shaffer, Ph.D., Chief Executive Officer said, “We are deeply saddened by the loss of Leigh and will miss him greatly, both personally and professionally, but we will remember his tremendous contributions to Inspire. His pioneering efforts in critical care, pharmaceutical development innovations, and information technology management have made a lasting positive impact on Inspire, as well as the entire industry. On behalf of our employees and Board, our thoughts and prayers go out to Leigh’s family.”

Dr. Thompson served as a director of Inspire since April 1996 and served as Chairman of the Board since June 2002. In December 1994, Dr. Thompson retired from Eli Lilly and Company, where he served as Chief Scientific Officer and a member of the management committee. In December 2003, the Food and Drug Administration (FDA) awarded Dr. Thompson the Commissioner’s Special Citation for Multiple Innovative Contributions to Public Health and Wellbeing. According to the FDA, in a career spanning nearly four decades, Dr. Thompson made significant contributions to medical care, drug development and the public health. He pursued collaborative drug development innovations with FDA colleagues, and developed clinical trial reference ranges adopted for broad use by the agency. In 2003, Dr. Thompson was inducted into the Johns Hopkins Society of Scholars.

Dr. Shaffer continued, “Our Board had previously instituted succession planning steps to begin identifying qualified board candidates to fill open board seats and has prepared for a smooth transition by appointing Ken to serve as interim Chairman of the Board. While we will certainly miss Leigh’s presence at Inspire, we are fortunate to have someone with Ken’s extensive leadership credentials to serve as interim Chairman. His substantial experience working with the biotechnology investment community and advising numerous public companies has been invaluable to us. We look forward to working closely with Ken, and our entire Board, in continuing to grow Inspire’s business.”

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. There can be no assurance that Inspire will be able to identify and elect qualified candidates to fill its open Board positions. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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